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                                                                       EXHIBIT 5

                               PALMER & DODGE LLP
                                One Beacon Street
                           Boston, Massachusetts 02108

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                                  June 29, 2000


GelTex Pharmaceuticals, Inc.
153 Second Avenue
Waltham, MA 02451

Ladies and Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by GelTex Pharmaceuticals, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 1,300,000 shares (the "Equity Plan Shares") of the Company's Common Stock, $0.01 par value, offered pursuant to the provisions of the Company's 1992 Equity Incentive Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Equity Plan Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Equity Plan Shares will be duly authorized, validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                                     Very truly yours,


                                                     /s/ Palmer & Dodge LLP
                                                     PALMER & DODGE LLP